As filed with the Securities and Exchange Commission on February 2, 2017

Registration No. 333-149771

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DineEquity, Inc.

(Exact name of registrant as specified in its charter)

Delaware	95-3038279
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

450 North Brand Boulevard Glendale, California	91203
(Address of Principal Executive Offices)	(Zip Code)

IHOP CORP. 2005 Stock Incentive Plan for Non-Employee Directors

(Full Title of the Plan)

Bryan R. Adel

Senior Vice President, Legal, General Counsel and Secretary

DineEquity, Inc.

450 North Brand Boulevard

Glendale, California 91203-1903

(Name and address of agent for service)

(818) 240-6055

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

The registrant is filing this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-149771, the “Registration Statement”) originally registering an aggregate of 200,000 shares of common stock of DineEquity, Inc. in connection with the IHOP CORP. 2005 Stock Incentive Plan for Non-Employee Directors (the “Plan”).

In accordance with an undertaking made by the registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that have not been sold at the termination of the offering, the registrant hereby amends the Registration Statement to deregister a total of 7,990 shares of common stock which remain unissued under the Plan. These shares of common stock are being removed from registration because the registrant no longer offers or sells shares of common stock under the Plan referenced above and in the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Glendale, State of California, on this 2nd day of February, 2017.

DINEEQUITY, INC

By:	/s/ Bryan R. Adel
Name:	Bryan R. Adel
Title:	Senior Vice President, Legal, General Counsel and Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.